Exhibit 5.1

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

February 9, 2021

Reliance Global Group, Inc.

300 Blvd. of the Americas,

Suite 105 Lakewood,

NJ 08701

Ladies and Gentlemen:

We have acted as counsel to Reliance Global Group, Inc., a Florida corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and relating to the issuance and sale of up to (i) $2,070,000aggregate purchase amount of our shares of common stock (the “Shares”), (ii) $2,277,000aggregate purchase amount of our shares of common stock underlying our Series A warrants (the “Series A Warrant Shares”), and (iii) the $136,620aggregate purchase amount of our shares of our common stock issuable upon exercise of the warrant (the “Underwriter Warrant”, and with the Series A warrants, the “Warrants”) being granted to Kingswood Capital Markets, a division of Benchmark Investments, Inc. (the “UW Warrant Shares”); the Shares, the Series A Warrant Shares and UW Warrant Shares are collectively referred to herein as the “Securities”), issued by the Company. The Securities are to be sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Kingswood Capital Markets, a division of Benchmark Investments, Inc., the form of which is filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (333-249381).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date, (iii) the Company’s by-laws, as amended to date, (iv) certain resolutions of the Board of Directors of the Company, (v) the form of Warrant Agent Agreement between the Company and the proposed warrant agent (the “Warrant Agent Agreement”) and (vi) the form of Underwriter Warrant. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. the Securities have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and

2. the Warrants have been duly authorized for issuance, and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

We express no opinion other than as to the federal laws of the United States of America, the laws of New York State, and the Florida Business Corporation Law (also including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting the forgoing). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.